SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 17)

GGP Inc.

(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE

(Title of Class of Securities)

36174X101

(CUSIP Number)

A.J. Silber

Brookfield Asset Management, Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario M5J 2T3

Telephone: (416) 359-8598

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

Copy to:

Gregory B. Astrachan, Esq.

Michael A. Schwartz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019−6099

(212) 728−8000

October 6, 2017

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36174X101	Page 2 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.4%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 36174X101	Page 3 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 327,053,880*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 327,053,880*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 327,053,880*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.4%*
14	TYPE OF REPORTING PERSON CO

* See Item 5.

CUSIP No. 36174X101	Page 4 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 5 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPG Holdings Group (US) Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 6 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holdings Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 7 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Asset Management Private Institutional Capital Adviser US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 8 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 9 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield US Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 10 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BUSC Finance LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 11 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 116,485,332*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 116,485,332*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 116,485,332*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 12 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings VII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 79,094,965*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 79,094,965*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 79,094,965*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.3%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 13 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings II Sub III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 351,958*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 351,958*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 351,958*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 14 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings III Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 403,716*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 403,716*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 403,716*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 15 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-A Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,374,254*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,374,254*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 5,374,254*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 16 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-B Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 92,828*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 92,828*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 92,828*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 17 of 42 Pages

SCHEDULE 13D

1	NAMES OF REPORTING PERSONS Brookfield Retail Holdings IV-C Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,842,703*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,842,703*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,842,703*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 18 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings IV-D Sub II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,849,568*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,849,568*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,849,568*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 19 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BW Purchaser, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 12,989,228*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 12,989,228*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 12,989,228*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 20 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 21 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 22 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 23 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Holdings Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 24 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Canada Subholdings 1 ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 25 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Property Split Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 26 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 27 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 224,953,542*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 224,953,542*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 224,953,542*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.7%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 28 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 70,114,877*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 70,114,877*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 70,114,877*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 29 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Retail Holdings Warrants LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 24,063,298*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 24,063,298*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 24,063,298*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 30 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 89,028,663*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 89,028,663*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 89,028,663*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.4%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 31 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BPY Retail IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 61,444,210*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 61,444,210*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 61,444,210*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 32 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Office Properties Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 33 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS 1706065 Alberta ULC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 34 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Holding Limited Liability Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hungary
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 35 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON CO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 36 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield Properties Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 37 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS BOP (US) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 323,641,838*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 323,641,838*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 323,641,838*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.0%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 38 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS Brookfield BPY Retail Holdings II Subco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 53,000,412*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 53,000,412*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 53,000,412*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

CUSIP No. 36174X101	Page 39 of 42 Pages

SCHEDULE 13D

1	NAME OF REPORTING PERSONS New Brookfield BPY Retail Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 134,900,604*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 134,900,604*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 134,900,604*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☑
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 14.2%*
14	TYPE OF REPORTING PERSON OO

* The Reporting Person may be deemed to be a member of a “group” with the other Reporting Persons and, therefore, may be deemed to beneficially own the 327,053,880 shares of Common Stock held by all of the Reporting Persons in the aggregate, representing 34.4% of the shares of Common Stock. See Item 5.

EXPLANATORY NOTE

Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this “Amendment No. 17”) amends the Schedule 13D filed on November 19, 2010 (the “Original Schedule 13D”) and amended on November 24, 2010 (“Amendment No. 1”), January 19, 2011 (“Amendment No. 2”), January 28, 2011 (“Amendment No. 3”), May 12, 2011 (“Amendment No. 4”), August 27, 2012 (“Amendment No. 5”), September 11, 2012 (“Amendment No. 6”), January 3, 2013 (“Amendment No. 7”), April 16, 2013 (“Amendment No. 8”), August 9, 2013 (“Amendment No. 9”), November 5, 2013 (“Amendment No. 10”), November 14, 2013 (“Amendment No. 11”), February 8, 2014 (“Amendment No. 12”), February 6, 2015 (“Amendment No. 13”), July 19, 2016 (“Amendment No. 14”), August 21, 2016 (“Amendment No. 15”) and August 2, 2017 (“Amendment No. 16”) (the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16 and Amendment No. 17 are collectively referred to herein as the “Schedule 13D”). This Amendment No. 17 relates to the common stock, par value $0.01 per share (“Common Stock”), of GGP Inc. (formerly General Growth Properties, Inc.), a Delaware corporation (the “Company”).

Item 3. Source and Amount of Funds or Other Consideration.

Item 3 of this Schedule 13D is hereby amended to include the following:

On October 6, 2017, the Reporting Persons exercised or caused to be exercised the Warrants beneficially owned thereby. On October 11, 2017, the exercised Warrants were settled in accordance with the terms of the Warrant Agreement and shares of Common Stock were acquired by such Reporting Persons as described in Item 4 of this Amendment No. 17. The descriptions of the transactions set forth in Item 4 of this Amendment No. 17 are hereby incorporated by reference into Item 3.

Item 4. Purpose of the Transaction

Item 4 of this Schedule 13D is hereby amended to include the following:

On October 6, 2017, the Reporting Persons exercised or caused to be exercised the Warrants beneficially owned thereby in the amounts, and using the settlement method, as set forth in the table below. Warrants to acquire an aggregate of 55,296,573 shares of Common Stock were settled in accordance with the terms of the Warrant Agreement using the full physical settlement method (which requires the applicable holder of the Warrants to pay, in cash, the aggregate exercise price applicable to the Warrants held thereby). Warrants to acquire an aggregate of 22,006,185.41 shares of Common Stock were settled in accordance with the terms of the Warrant Agreement using the net share settlement method (pursuant to which the Company withheld an aggregate of 8,482,487.40 shares of Common Stock, valued at the closing price for the Common Stock on October 6, 2017 of $21.21, to satisfy the aggregate exercise price, issued to the applicable holder 13,523,695 shares of Common Stock and paid cash to the applicable holder for fractional shares of Common Stock). Following the exercise of the Warrants on October 6, 2017, the Reporting Persons no longer hold any Warrants.

Holder	Warrants Exercised	Shares of Common Stock underlying Warrants	Exercise Price per Share	Settlement Method	Shares of Common Stock Received	Aggregate Exercise Price
BRH Warrants	18,714,651	24,063,298	$8.3621	Full Physical	24,063,298	$201,219,706.34
BWP	16,428,571	21,123,856	$8.1678	Net Share	12,989,228	N/A
BRH V-B	88,444	113,721	$8.3621	Net Share	68,886	N/A
BRH V-D	597,766	768,607	$8.3621	Net Share	465,581	N/A
BRH II Sub	64,209	82,559	$8.3621	Full Physical	82,559	$690,374.41
BRH III Sub	73,653	94,703	$8.3621	Full Physical	94,703	$791,916.19
BRH IV-A Sub	1,139,373	1,465,005	$8.3621	Full Physical	1,465,005	$12,250,525.03
BRH IV-B Sub	16,996	21,853	$8.3621	Full Physical	21,853	$182,740.79
BRH IV-C Sub	387,205	497,868	$8.3621	Full Physical	497,868	$4,163,223.58
BRH IV-D Sub	387,205	497,868	$8.3621	Full Physical	497,868	$4,163,223.58
BPY Holdings I	22,222,290	28,573,419	$8.3621	Full Physical	28,573,419	$238,933,799.41

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Item 5. Interest in Securities of the Issuer

Item 5(a)-(c) of the Schedule 13D is hereby amended in its entirety as follows:

(a)-(b) As of the close of business on October 11, 2017, the Investment Vehicles directly held and beneficially owned the shares of Common Stock indicated in the following table. Each of the Investment Vehicles shares voting and investment power as indicated in the paragraphs below the table. All calculations of percentages of beneficial ownership in this Item 5 and elsewhere in this Schedule 13D are based on the 882,003,440 shares of Common Stock reported by the Company as outstanding, as of August 1, 2017, in its quarterly report on Form 10-Q filed with the SEC on August 3, 2017, plus the number of shares of Common Stock issued upon the exercise of the Warrants.

Investment Vehicle	Common Stock	Beneficial Ownership
BRH VII	79,094,965	8.3%
BRH Warrants	24,063,298	2.5%
BRH II Sub	351,958	0.04%
BRH III Sub	403,716	0.04%
BRH IV-A Sub	5,374,254	0.6%
BRH IV-B Sub	92,828	0.01%
BRH IV-C Sub	1,842,703	0.2%
BRH IV-D Sub	1,849,568	0.2%

As managing member or general partner, as applicable, of each of the Investment Vehicles, BAMPIC US may be deemed to beneficially own all 113,073,290 shares of Common Stock owned by the Investment Vehicles, collectively representing approximately 11.9% of the shares of Common Stock. As direct and indirect controlling persons of BAMPIC US, each of BUSC Finance, BPG, BUSHI, BUSC, BHC, Brookfield and Partners Limited may be deemed to share with BAMPIC US beneficial ownership of such shares of Common Stock.

BPY III is the controlling non-managing member of each Investment Vehicle (other than BRH Warrants). As of the close of business on October 11, 2017, BPY III directly held 18,671 shares of Common Stock, representing approximately 0.002% of the shares of Common Stock, and BPY III may be deemed to share voting and investment power with respect to the 89,028,663 shares of Common Stock owned by the Investment Vehicles (which excludes the shares of Common Stock held by BRH Warrants), representing approximately 9.4% of the shares of Common Stock. As direct and indirect controlling persons of BPY III, each of BPY Holdings II, BPY Holdings I, CanHoldco, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, Brookfield, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, CanHoldco 1, Split Corp and New LLC 1 may be deemed to share with BPY III beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, BPY Retail II LLC, a Delaware limited liability company (“BPY II”), directly held 8,670,667 shares of Common Stock, representing approximately 0.9% of the shares of Common Stock, and BPY Retail VI LLC, a Delaware limited liability company (“BPY VI”), directly held 37,191,170 shares of Common Stock, representing approximately 3.9% of the shares of Common Stock. As indirect controlling persons of BPY II and BPY VI, each of New LLC 1, BPY Holdings II, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY II and BPY VI beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, BPY Retail I LLC, a Delaware limited liability company (“BPY I”), directly held 10,104 shares of Common Stock, representing approximately 0.001% of the shares of Common Stock. As direct and indirect controlling persons of BPY I, each of BPY Holdings II, BPY Holdings I, CanHoldco, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, Brookfield, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, CanHoldco 1, Split Corp and New LLC 1 may be deemed to share with BPY I beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, Brookfield Retail Holdings V Fund B LP (“BRH V-B”) directly held 439,768 shares of Common Stock, representing approximately 0.05% of the shares of Common Stock, and Brookfield Retail Holdings V Fund D LP (“BRH V-D”) directly held 2,972,274 shares of Common Stock, representing approximately 0.3% of the shares of Common Stock. As direct and indirect controlling persons of BRH V-B and BRH V-D, each of BUSC Finance, BPG, BAMPIC US, BUSHI, BUSC, BHC, Partners Limited and Brookfield may be deemed to share with BRH V-B and BRH V-D beneficial ownership of such shares of Common Stock.

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As of the close of business on October 11, 2017, BPY IV directly held 61,444,210 shares of Common Stock, representing approximately 6.5% of the shares of Common Stock, and BPY Retail V LLC, a Delaware limited liability company (“BPY V LLC”), directly held 8,670,667 shares of Common Stock, representing approximately 0.9% of the shares of Common Stock. As direct and indirect controlling persons of BPY IV and BPY V, each of BPY Holdings III, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY IV and BPY V beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, New GGP Subco directly held 53,000,412 shares of Common Stock, representing approximately 5.6% of the shares of Common Stock. As direct and indirect controlling persons of New GGP Subco, each of BPY Holdings I, CanHoldco, BPO, Alberta ULC, BPY Holdings II, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with New GGP Subco beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, BPY Holdings I directly held 28,573,419 shares of Common Stock, representing approximately 3.0% of the shares of Common Stock. As direct and indirect controlling persons of BPY Holdings I, each of CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BPY Holdings I beneficial ownership of such shares of Common Stock.

As of the close of business on October 11, 2017, BWP directly held 12,989,228 shares of Common Stock, representing approximately 1.4% of the shares of Common Stock. As direct and indirect controlling persons of BWP, each of BPY Holdings II, BPY Holdings I, CanHoldco, BPO, Alberta ULC, Brookfield Hold LLC, BPI, New BPI Subco, BOP, Holding LP, BPY, BP Partners Limited, Partners Limited, BPGH, BPGUSH, CanHoldco 1, Split Corp and Brookfield may be deemed to share with BWP beneficial ownership of such shares of Common Stock.

None of the Reporting Persons has sole voting or investment power with respect to any shares of Common Stock.

By virtue of the various agreements and arrangements among the Reporting Persons described in this Schedule 13D, the Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of Common Stock held by all members of the “group.” Accordingly, each of the Reporting Persons may be deemed to beneficially own 327,053,880 shares of Common Stock, constituting beneficial ownership of 34.4% of the shares of Common Stock. Each of the Investment Vehicles and other Reporting Persons directly holding shares of Common Stock expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares of Common Stock held by each of the other Investment Vehicles and Reporting Persons.

(c) None of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transaction in Common Stock during the past sixty days, except as described above in Item 4 of this Amendment No. 17, which is incorporated herein by reference.

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SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 11, 2017	BROOKFIELD ASSET MANAGEMENT INC.

	By:	/s/ Aleks Novakovic
Name: Aleks Novakovic
Title: Managing Partner

Dated: October 11, 2017	PARTNERS LIMITED

	By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President

Dated: October 11, 2017	BPG HOLDINGS GROUP INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 11, 2017	BPG HOLDINGS GROUP (US) HOLDINGS INC.

	By:	/s/ Sujoy Gupta
Name: Sujoy Gupta
Title: Vice President

Dated: October 11, 2017	Brookfield Asset Management Private Institutional Capital Adviser US, LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD HOLDINGS CANADA INC.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 11, 2017	BROOKFIELD PROPERTY PARTNERS LIMITED

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 11, 2017	Brookfield Property PARTNERS L.P.

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 11, 2017	Brookfield Property L.P.

	By:	Brookfield Property Partners L.P., its managing general partner

	By:	Brookfield Property Partners Limited, its general partner

	By:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

Dated: October 11, 2017	BROOKFIELD BPY HOLDINGS INC.

	By:	/s/ Allen Yi
Name: Allen Yi
Title: Assistant Secretary

Dated: October 11, 2017	BROOKFIELD BPY RETAIL HOLDINGS I LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	Brookfield BPY Retail Holdings II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BPY Retail III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	Brookfield Retail Holdings VII LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its manager

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS WARRANTS LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD BPY RETAIL HOLDINGS III LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BPY RETAIL IV LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS II SUB III LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS III SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS IV-A SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS IV-B SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS IV-C SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BROOKFIELD RETAIL HOLDINGS IV-D SUB II LLC

	By:	Brookfield Asset Management Private Institutional Capital Adviser US, LLC, its managing member

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BW PURCHASER, LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	Brookfield US Holdings Inc.

	By:	/s/ A.J. Silber
Name: A.J. Silber
Title: Vice President

Dated: October 11, 2017	Brookfield US Corporation

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 11, 2017	BUSC FINANCE LLC

	By:	/s/ Josh Zinn
Name: Josh Zinn
Title: Vice President

Dated: October 11, 2017	BROOKFIELD BPY RETAIL HOLDINGS II SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	NEW BROOKFIELD BPY RETAIL HOLDINGS II LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BROOKFIELD OFFICE PROPERTIES INC.

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 11, 2017	1706065 ALBERTA ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: Vice President, Taxation

Dated: October 11, 2017	BROOKFIELD HOLDING LIMITED LIABILITY COMPANY

	By:	/s/ Dr. László Csontos
Name: Dr. László Csontos
Title: Managing Director

Dated: October 11, 2017	BROOKFIELD PROPERTIES, INC.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BOP (US) LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BROOKFIELD PROPERTIES SUBCO LLC

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Senior Vice President and Secretary

Dated: October 11, 2017	BROOKFIELD PROPERTY GROUP LLC

	By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Dated: October 11, 2017	BPY CANADA SUBHOLDINGS 1 ULC

	By:	/s/ Keith Hyde
Name: Keith Hyde
Title: President

Dated: October 11, 2017	BROOKFIELD PROPERTY SPLIT CORP.

	By:	/s/ Michelle L. Campbell
Name: Michelle L. Campbell
Title: Secretary